Exhibit 11 - Computation of Earnings Per Common Share

                               HMN Financial, Inc.
                    Computation of Earnings Per Common Share
                                   (Unaudited)

                              Three Months Ended       Six Months Ended
                                  June 30,                  June 30,
                          ------------------------- -----------------------
Computation of Earnings
 Per Common Share:           1998          1997          1998         1997
                          ------------------------- -----------------------
Weighted average number
 of common shares out-
 standing used in basic
 earnings per common
 share calculation        5,051,205    5,513,223     5,248,262    5,531,618

Net dilutive effect of:
 Options                    379,759      277,298       391,398      266,195
 Restricted stock awards     54,197       79,611        57,773       81,548
                          ---------    ---------     ---------    ---------

Weighted average number
 of shares outstanding
 adjusted for effect of
 dilutive securities      5,485,161    5,870,132     5,697,433    5,879,361
                          =========    =========     =========    =========

Income available to
  common shareholders  $    784,030    1,332,220     2,447,385    2,806,700

Basic earnings per
  common share         $       0.16         0.24          0.47         0.51

Diluted earnings per
 common share          $       0.14         0.23          0.43         0.48


The earnings per share calculations reflected above are presented as if the split had been completed at the beginning of each period presented for the weighted average number of shares outstanding for each period.